Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-273970 and 333-273970-01

April 9, 2024

PUBLIC STORAGE

$700,000,000 Floating Rate Senior Notes due 2027 (the “Floating Rate Notes”)

$300,000,000 5.350% Senior Notes due 2053 (the “additional 2053 Notes”)

Final Term Sheet

Issuer:	Public Storage Operating Company

Guarantor:	Public Storage (PSA)

Security:	Floating Rate Senior Notes due 2027

5.350% Senior Notes due 2053

Trade Date:	April 9, 2024

Settlement Date:	April 16, 2024 (T+5)

Aggregate Principal Amount:	Floating Rate Notes: $700,000,000

Additional 2053 Notes: $300,000,000 (the additional 2053 Notes will be part of the same series of notes as the $600,000,000 aggregate principal amount of 5.350% Senior Notes due 2053 issued by Public Storage on July 26, 2023 (together with the additional 2053 Notes, the “2053 Notes”), and the outstanding principal amount of the 2053 Notes will be $900,000,000)

Maturity Date:	Floating Rate Notes: April 16, 2027

2053 Notes: August 1, 2053

Coupon:	Floating Rate Notes: Compounded SOFR, reset quarterly, plus 70 basis points

2053 Notes: 5.350% per annum

Benchmark Treasury:	Additional 2053 Notes: 4.750% due November 15, 2053

Benchmark Treasury Price / Yield:	Additional 2053 Notes: 104-02 / 4.500%

Spread to Benchmark Treasury:	Additional 2053 Notes: T+ 97 basis points

Reoffer Yield:	Additional 2053 Notes: 5.470%

Price to Public:	Floating Rate Notes: 100.000% of principal amount

Additional 2053 Notes: 98.249% of principal amount thereof plus aggregate accrued interest

Aggregate Accrued Interest:	Additional 2053 Notes: $3,343,750 of accrued interest from February 1, 2024 up to, but not including, the date of delivery of the additional 2053 Notes

Underwriting Discount:	Floating Rate Notes: 0.250% of principal amount

Additional 2053 Notes: 0.875% of principal amount

Interest Payment Dates:	Floating Rate Notes: April 16, July 16, October 16 and January 16 of each year, commencing on July 16, 2024

2053 Notes: February 1 and August 1 of each year, commencing on August 1, 2024

Record Dates:	Floating Rate Notes: April 1, July 1, October 1 and January 1

2053 Notes: January 17 and July 17

Redemption Provision:	2053 Notes: Make-whole call prior to February 1, 2053 (six months prior to the maturity date of the Notes) based on U.S. Treasury + 25 basis points or at par on or after February 1, 2053

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
Scotia Capital (USA) Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Manager:	PNC Capital Markets LLC

ISIN Number:	Floating Rate Notes: US74464AAA97

2053 Notes: US74460WAH07

CUSIP Number:	Floating Rate Notes: 74464AAA9

2053 Notes: 74460WAH0

The issuer has filed a registration statement (including a base prospectus) and prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and the prospectus supplement related thereto if you request it by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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